Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into on June 1, 2009, by and between Bonanza Oil & Gas, Inc. a Nevada corporation (the "Company") and William J. Wiseman (the "Executive").

WHEREAS, the Company desires that the Executive become employed by the Company and provide services to the Company in the best interest of the Company and its affiliates and constituencies;

WHEREAS, the Executive desires to be employed by the Company as provided herein; and

WHEREAS, the Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the Executive's services with the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1.  Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agree to be employed with the Company on the terms and subject to the conditions set herein.

2.  Terms of Employment. The term of the Executive's employment under this Agreement (the "Employment Period") shall commence as of the date of this Agreement, and shall end 1 year from the date of this Agreement, unless extended or terminated earlier in accordance with Section 5g.

3.  Position, Duties and Responsibilities. The Executive shall be employed by the Company and shall serve as President and Chief Executive Officer (“CEO”). The Executive shall have all authority commensurate with the position of Chief Operating Officer and shall report to the Board of Directors of the Company. The Executive shall not, without the prior written approval of the Board, engage in any other business activity which is in violation of policies established from time to time by the Company or its affiliates.

a.  Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as an executive officer of the Company.

b.  The Executive shall perform his services hereunder primarily at the Company's Houston, TX office.

4.  Compensation

a.  Base Salary. During the Employment Period, the Executive shall receive a minimum annual salary ("Annual Base Salary") equal to $180,000.00, payable in accordance with the customary payroll as in effect from time to time for senior executives of the Company. The Board, from time to time, shall review the Executive's Annual Base Salary for possible increases of such Base Salary in relationship to the goals and performance of the Company, prevailing competitive conditions annually, and significant milestones achieved by the Company. The Annual Base Salary, including any increases, shall not be decreased during the Employment Period.

b.  Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive during this Agreement.  Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

c.  Bonus and Incentive Salary. An incentive salary equal to 2.5% of the adjusted net profits (hereinafter defined) of the Company beginning with the Company's year end 2008 and each fiscal year thereafter during the term of this Agreement.  "Adjusted net profit" shall be the net profit of the Company before federal and state income taxes, determined in accordance with generally accepted accounting practices by the Company's independent accounting firm and adjusted to exclude:  (i) any incentive salary payments paid pursuant to this Agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any extraordinary gains or losses (including, but not limited to, gains or losses on disposition of assets); (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary.  The determination of the adjusted net profits made by the independent accounting firm employed by the Company shall be final and binding upon Executive and Company.  The incentive salary payment shall be made within thirty (30) days after the Company's independent accounting firm has concluded its audit.  If the final audit is not prepared within ninety (90) days after the end of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (50%) of the amount due based upon the adjusted net profits preliminarily determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of the audit by the Company's independent accounting firm.  The maximum incentive salary payable for any one year shall not exceed $250,000.00 of the then applicable base salary of Executive.

All bonuses will be given at the discretion of the Board of Directors.

d.  Restricted Stock Grants. In so far as approved by the Board of Directors, to the extent Executive receives restricted stock in the Company, based on certain milestones and other transactions contained herein:
1.
The completion of any merger, purchase, sale with assets in excess of $1 million gross dollars, Executive shall receive 1 million shares of restricted stock or an equivalent number of shares so that Executive maintains a 12.5% equity in the Company.

2.
Transactions whereas the Executive transfers existing shares to others for benefit of the Company, then the Company will issue like shares, commensurate of shares transferred by Executive at a reasonable date thereafter the transaction.

3.
The stock will accelerate vesting in order to become fully vested upon Executive’s termination of his employment for a Change of Control, upon termination of his employment for Good Reason or upon termination of his employment by the Company without Cause (as defined below).

e.  Vacation. During Employment Period, the Executive shall be entitled to 4 weeks of paid vacation per year.

f.  Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in accordance with the policies and procedures of the company as applicable to its senior executives.

g.  Other Executive Benefits. During the Employment Period, the Executive shall be entitled to participate in or be covered under all compensation, bonus, pension, retirement, and welfare and fringe benefit plans, programs, and policies of the Company applicable to senior executives of the Company.

5.  Termination

a.  Death or Disability. The Executive’s employment pursuant to this Agreement shall terminate automatically upon the Executive's death. The Company may terminate the Executive's employment for Disability by giving the Executive notice of its intention in accordance with Section 5(e) unless Executive returns to the performance of the essential functions of his employment within 30 days after receipt of such notice. For purposes of this Agreement, “Disability" means any physical or mental condition that renders the Executive unable to perform the essential functions of his employment for 90 consecutive days or for a total of 180 days in any 360 consecutive days.

b.  Voluntary Termination after Change in Control. Notwithstanding anything in this Agreement to the contrary, the Executive may voluntarily terminate his employment at any time, after a Change in Control, (i) for any reason upon three months' written notice to the Company, or (ii) if termination is for Good Reason or on account of the Executive's serious illness, upon written notice pursuant to Section 5(e) but without any notice period. Upon termination in conjunction with a Change of Control, the Executive shall receive, in one payment, the greater of (i) Annual Base Salary in effect immediately prior to the Change of Control and (ii) the remaining Annual Base Salary in effect immediately prior to the Change of Control owed to Executive until the end of the Employment period. In the event of any termination pursuant to this Section 5(b), the executive shall have no further obligation to the Company under this Agreement, except as provided in Section 6.

c.  Cause. The Company may terminate the Executive's employment for Cause. For purposes of this agreement "Cause" means: Executive's engaging in gross misconduct materially and demonstrably injurious to the Company; failure to perform the services hereunder; violation of any written resolution adopted by the Company's Board of Directors or Executive Committee; or conviction by final judgment of a felony constituting fraud, theft, embezzlement or homicide.

d.  Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means (i) a material reduction in the nature or scope of the Executive's position, title, status, authority, duties, powers, or functions on the date of this Agreement; (ii) the assignment to the Executive of any material duties which are not commensurate with or at least as prestigious as the Executive's duties and responsibilities as contemplated by this Agreement; (iii) a material breach by the Company of any of the provisions of this Agreement; (iv) the relocation of the Company's principal executive offices to a location outside the Houston, TX  area; or (v) the failure by the Company to obtain an agreement, reasonably satisfactory to the Executive, from any successor to assume and agree to perform this Agreement. After a Change in Control, in addition to items (i) through (v), "Good Reason" shall include (vi) a determination by the Executive, in his sole discretion, during the 30-day period commencing 180 days following Change in Control he can no longer effectively perform his duties.

e.  Notice of Termination. Any termination by the Company for Cause or Disability or by the Executive for Good Reason shall be communicated by a written notice (a "Notice of Termination") to the other party hereto. A "Notice of Termination" shall set forth in reasonable detail the events giving rise to such termination.

f.  Date of Termination. For purposes of this Agreement, the term "Date of Termination" means (i) in the case of termination for Disability, 30 days after Notice of Termination is given (provided that the Executive shall have not returned to full-time performance of his duties during such 30 day period); (ii) in the case of termination for Cause, a date specified in the Notice of Termination (which shall not be more than 30 days from the date such Notice of Termination is given); (iii) in the case of any other termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be; and (iv) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

g.  Termination / Renewal. The Employment Period of this Agreement shall commence on the date of this Agreement and it shall continue in effect for a period of Two (2) years.  Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Employment Period, plus an amount equal to Seventy-five percent (75%) of Executive's base salary.  In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

6.  Noncompetition

a.  Scope. In the case of the Executive’s termination of employment, including due to the expiration of the Employment Period, the Executive shall not, for one year following the Date of Termination, without prior written approval of the Company, (i) divert any active project of the Company (the “Designated Project”) to a competitor of the Company or (ii) solicit or encourage any officer, Employee or consultant of the Company to leave their employ for employment by or with any competitor of the Company for employment on the Designated Project.  If, at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to  area, duration  or scope of activity, this Section 6 shall be considered divisible and shall become and be immediately amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.  Nothing in this section 6 shall prevent or restrict the Executive from engaging in any business or industry other than the Designated Party in any capacity.

b.  Irreparable Harm. The Executive agrees that any remedy at law for any breach of this section 6 shall be inadequate and that the Company shall be entitled to injunctive relief.

7.  Successors

a.  This Agreement is personal to the Executive and, without written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall insure the benefit of and be enforceable by the Executive’s legal representatives.

b.  This Agreement shall insure to the benefit of and be binding upon Company and its successors.  The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement.

8.  Miscellaneous

a.  Witholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

b.  Applicable law. This Agreement shall be governed by and construed in accordance with the laws of Texas, applied without reference to principles of conflict of laws.

c.  Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

d.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered or mailed to the other party by registered or certified mail, return receipt requested, postage paid, addressed as follows:

If to the Company:	Bonanza Oil & Gas, Inc. Attention: Robert L. Teague Executive Vice-President 3417 Mercer, Suite E Houston, Texas 77027

If to the Executive:	William J. Wiseman 1723 Mustang Crossing Missouri City, Texas 77459

Or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only when actually received by the addressee.

e.  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this agreement.

f.  Waiver. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

g. .  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought. All prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement.

h.  Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

i.  Captions and References. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. References in this Agreement to a section number are references to sections of the Agreement unless otherwise specified.

j.  Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in the metropolitan area of Company headquarters in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective Party incurring such costs and expenses, but the Company shall reimburse the Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

Bonanza Oil & Gas, Inc.

/s/Robert L. Teague
Robert L. Teague
Board Member

EXECUTIVE

/s/ William Wiseman___
William J. Wiseman
President
Chief Executive Officer